DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1                          Entity #
Carson City, Nevada 89701-4299                            C34066-2000
(775) 684 5708                                            Document Number:
Website: secretaryofstate.biz                             20050113900-01

Certificate of Amendment                                  Date Filed:
(PURSUANT TO NRS 78.385 and 78.390)                       4/7/2005  8:43:54 PM
                                                          In the office of
Important: Read attached instructions
before completing form.                                   /s/ Dean Heller
                                                          Dean Heller
                                                          Secretary of State

                       ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: El Capitan Precious Metals, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The Fourth Article is deleted in its entirety and the following substituted in lieu thereof:

               FOURTH: The aggregate number of capital stock shares which the Corporation shall have authority to issue is Three Hundred Five Million (305,000,000) shares, of which Three Hundred Million (300,000,000) shares shall be common stock, $.001 par value, and Five Million (5,000,000) shares shall be preferred stock, $.001 par value. The Board of Directors shall have the authority to divide the preferred shares into series and to fix by resolution the voting powers, designation, preference, and relative participating, option or other special rights, and the qualifications, limitations or restrictions of the shares on any series so established.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 55.0%

4. Effective date of filing (optional):

         ---------------------------------------------------------------
         (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ Charles C. Mottley
                                 ----------------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule. Nevada Secretary of State AM 78.385 Amend 2003

Revised on: 11/03/03